    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                ______________
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ______________
                     CABLE DESIGN TECHNOLOGIES CORPORATION
            (Exact name of registrant as specified in its charter)


            DELAWARE                                       36-3601505
(State of or other jurisdiction of                      (I.R.S. employer
 incorporation or organization)                        identification no.)

                                FOSTER PLAZA 7
                              661 ANDERSEN DRIVE
                             PITTSBURGH, PA  15220
              (Address of Principal Executive Offices) (zip code)
                                ______________
                       CDT EMPLOYEE STOCK PURCHASE PLAN
                             (Full title of plans)
                                ______________

                             MR. CHARLES B. FROMM
                        VICE PRESIDENT, GENERAL COUNSEL
                                FOSTER PLAZA 7
                              661 ANDERSEN DRIVE
                             PITTSBURGH, PA  15220
                    (Name and address of agent for service)

                                (412) 937-2300
         (Telephone number, including area code, of agent for service)

                                   Copy to:

                                 LANCE C. BALK
                               KIRKLAND & ELLIS
                                CITICORP CENTER
                             153 EAST 53RD STREET
                        NEW YORK, NEW YORK  10022-4675

                        Calculation of Registration Fee

====================================================================================================================
                                                          Proposed       Proposed maximum
   Title of securities to         Amount to be         maximum price    aggregate offering          Amount of
       be registered              registered(1)         per share(2)         price(2)            Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par                   500,000(2)(3)             $11 7/8         $5,937,500             $1,650.63
value $.01 per share
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the Registration Fee based, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, on the average of the high and low prices of the Common Stock as of April 9, 1999.
(2) This registration statement also relates to such additional securities as may be offered or issued under the CDT Employee Stock Purchase Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

--------------------------------------------------------------------------------

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of certain documents by reference.

  The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

  (a) Cable Design Technologies Corporation's (the "Registrant") Annual Report on Form 10-K for the fiscal year ended July 31, 1998 and Quarterly Reports on Form 10-Q for the fiscal quarter ended October 31, 1998 and January 31, 1999.

  (b) The Registrant's Registration Statement on Form S-1 (the "Form S-1"), as amended, originally filed on October 5, 1993 (File No. 33-69992);

  (c) The description of the Registrant's Common Stock contained in the Form S-1 under the caption "Description of Capital Stock."

  All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

       Section 145 of the General Corporation Law of the State Delaware permits indemnification of, and certain expense advancements to, directors, employees and agents of corporations under certain conditions and subject to certain limitations. ARTICLE EIGHT of the Restated Certificate of Incorporation (the "Certificate") of the Registrant provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

  ARTICLE V of the By-Laws of the Registrant provides as follows:

                                   ARTICLE V
               INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        Section 1.  Nature of Indemnity.  Each person who was or is made a party
        ---------   -------------------
  or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        Section 2.  Procedure for Indemnification of Directors and Officers. Any
        ---------   -------------------------------------------------------
  indemnification of a director or officer of the corporation under Section 1 of this

  Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 3.  Article Not Exclusive. The rights to indemnification and the
        ---------   ---------------------
  payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 4.  Insurance. The corporation may purchase and maintain
        ---------   ---------
  insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

        Section 5.  Expenses. Expenses incurred by any person described in
        ---------   --------
  Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

        Section 6.  Employees and Agents.  Persons who are not covered by the
        ---------   --------------------
  foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

        Section 7.  Contract Rights.  The provisions of this Article V shall be
        ---------   ---------------
  deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

        Section 8.  Merger or Consolidation.  For purposes of this Article V,
        ---------   -----------------------
  references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

      Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9.  Undertakings.

  (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (i) and
      --------  -------
      (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of express expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 1999.

                         CABLE DESIGN TECHNOLOGIES CORPORATION

                         By:  /s/ Paul M. Olson
                              -------------------------------------
                              Paul M. Olson
                              President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul M. Olson and Kenneth O. Hale his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                              CAPACITY                           DATE
         ---------                              --------                      ------------
/s/ Bryan C. Cressey         Chairman of the Board, Director                  April 15, 1999
---------------------------
Bryan C. Cressey

/s/ Paul M. Olson            President, Chief Executive Officer and           April 15, 1999
---------------------------  Director
Paul M. Olson                (principal executive officer)

/s/ Kenneth O. Hale          Vice President, Chief Financial Officer and      April 15, 1999
---------------------------  Secretary (principal accounting and financial
Kenneth O. Hale              officer)

/s/ George Graeber           Chief Operating Officer and Director             April 15, 1999
---------------------------
George Graeber

/s/ Myron S. Gelbach, Jr.    Director                                         April 15, 1999
---------------------------
Myron S. Gelbach, Jr.

/s/ Michael F.O. Harris      Director                                         April 15, 1999
---------------------------
Michael F.O. Harris

/s/ Glenn Kalnasy            Director                                         April 15, 1999
---------------------------
Glenn Kalnasy

/s/ Richard Tuttle           Director                                         April 15, 1999
---------------------------
Richard Tuttle

     Pursuant to the requirements of the Securities Act of 1933, the Compensation Committee has duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 1999.

Compensation Committee

By:  /s/ Bryan C. Cressey
     --------------------
         Bryan C. Cressey
         Member

                               INDEX TO EXHIBITS


EXHIBIT NO.                             DESCRIPTION
-----------                             -----------

   4.1 Restated Certificate of Incorporation, as amended, of the Registrant. Incorporated by reference to Exhibit 3.1 to the Form S-1 and Exhibit 2.4 to Form 8-A/A as filed December 23, 1996.

   4.2 By-laws of Registrant, as amended to date. Incorporated by reference to Exhibit 3.2 to the Form S-1.

   4.3 CDT Employee Stock Purchase Plan. Incorporated by reference to Exhibit A to the Registrant's 1998 Proxy Statement as filed November 12, 1998.

   5.1 Opinion and consent of Kirkland & Ellis, special counsel to the Registrant.

  15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial statement information.

  23.1       Consent of Arthur Andersen LLP.

  23.2       Consent of Kirkland & Ellis (included in Exhibit 5.1).

  24.1       Powers of Attorney (included in signature page).

                                      I-1